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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                                  (UNAUDITED)

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
                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                -------------------------
                                                                   1998           1997
                                                                   ----           ----
Weighted average number of shares of Common Stock
  outstanding...............................................     26,901,711    19,809,724
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...      1,536,230       453,100
Stock options and convertible stock issued during the twelve
  months immediately preceding the offering date............             --       114,552
Stock issued to satisfy S corporation distribution based
  upon the estimated initial public offering price per
  share.....................................................             --     1,076,000
                                                                -----------    ----------
Diluted weighted average shares outstanding.................     28,437,941    21,453,376
                                                                -----------    ----------
Actual or pro forma net income..............................    $ 1,688,000    $1,553,000
                                                                -----------    ----------
Actual or pro forma net income per common share.............    $      0.06    $     0.07
                                                                -----------    ----------
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